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                           INVESCO CONTINENTAL EUROPE

                                 CODE OF ETHICS


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This revised Code of Ethics ('the Code') regarding ethical behaviour and conflicts of interest applies to all employees of all entities of Invesco Continental Europe ("Invesco"). It covers the following topics:

-    Prohibitions related to material, non-public information

-    Personal securities investing

-    Service as a director and other business opportunities and

-    Gifts and Entertainment Policy.

This Code also imposes on employees certain restrictions and reporting obligations which are specified below. Adherence to this Code, once adopted, both letter and spirit, is a fundamental and absolute condition of employment with Invesco.

It is appreciated that no Code of Ethics can address every circumstance that may give rise to a conflict, a potential conflict or an appearance of a conflict of interest. Every employee should be alert to any actual, potential or appearance of a conflict of interest with Invesco's clients and to conduct himself or herself with good judgment. Failure to exercise good judgment, as well as violations of this Code, may result in the imposition of sanctions on the employee, including suspension or dismissal.

1    STATEMENT OF GENERAL PRINCIPLES

1.1 As a fiduciary, INVESCO owes an undivided duty of loyalty to its clients. It is Invesco's policy that all employees conduct themselves so as to avoid not only actual conflicts of interest with Invesco clients, but also that they refrain from conduct which could give rise to the appearance of a conflict of interest that may compromise the trust our clients have placed in us.

1.2 The Code is designed to ensure, among other things, that the personal securities transactions of all employees are conducted in accordance with the following general principles:

          1.2.1 A duty at all times to place the interests of Invesco's clients first and foremost;

          1.2.2 The requirement that all personal securities transactions be conducted in a manner consistent with this Code and national legal & regulatory requirements and in such a manner as to avoid any actual, potential or appearance of a conflict of interest or any abuse of an employee's position of trust and responsibility; and

          1.2.3 The requirement that employees should not take inappropriate advantage of their positions.

1.3 Invesco's policy is to avoid conflicts of interest and, where they unavoidably occur, to resolve them in a manner that clearly places our clients' interests first.

1.4 No employee should have ownership in or other interest in or employment by any outside concern which does business with Invesco Ltd. This does not apply to stock or other investments in a publicly held company, provided that the stock and other investments do not, in the aggregate, exceed 5% of the outstanding ownership interests of such company. Invesco Ltd may, following a review of the relevant facts, permit ownership interests which exceed these amounts if management or the Board of Directors, as appropriate, concludes that such ownership interests will not adversely affect Invesco Ltd's business interests or the judgment of the affected staff. (Please see the Invesco Ltd Code of Conduct).


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2    MATERIAL, NONPUBLIC INFORMATION

2.1  Restriction on Trading or Recommending Trading

     Each employee is reminded that it constitutes a violation of law and/or Market Abuse regulations for any person to trade in or recommend trading in the securities of a company while in possession of material, non-public information concerning that company, or to disclose such information to any person not entitled to receive it if there is reason to believe that such information will be used in connection with a trade in the securities of that company. Violations of law and regulations may give rise to civil as well as criminal liability, including the imposition of monetary penalties or prison sentences upon the individuals involved. Persons who receive material, non-public information also may be held liable if they trade or if they do not trade but pass along such information to others who will most likely trade on such information.

2.2  What is material, non-public information?

     'Material information' is any information about a company which, if disclosed, is likely to affect the market price of the company's securities or to be considered important by an average investor in deciding whether to purchase or sell those securities. Examples of information which should be presumed to be "material" are matters such as dividend increases or decreases, earnings estimates by the company, changes in the company's previously released earnings estimates, significant new products or discoveries, major litigation by or against the company, liquidity or solvency problems, extraordinary management developments, significant merger or acquisition proposals, or similar major events which would be viewed as having materially altered the "total mix" of information available regarding the company or the market for any of its securities.

2.3  'Non-public information'

     Non-public information - often referred to as 'inside information' - is information that has not yet been publicly disclosed. Information about a company is considered to be non-public information if it is received under circumstances which indicate that it is not yet in general circulation and that such information may be attributable, directly or indirectly, to the company or its insiders, or that the recipient knows to have been furnished by someone in breach of a fiduciary obligation. Courts have held that fiduciary relationships exist between a company and another party in a broad variety of situations involving a relationship between a company and its lawyers, investment bankers, financial printers, employees, technical advisors and others.

2.4 Information should not be considered to have been publicly disclosed until a reasonable time after it has been made public (for example, by a press release). Someone with access to inside information may not "beat the market" by trading simultaneously with, or immediately after, the official release of material information.

2.5 The responsibility of ensuring that the proposed transaction does not constitute insider dealing or a conflict with the interests of a client remains with the relevant employee and obtaining pre-clearance to enter into a transaction under Section 3.3 below does not absolve that responsibility.

2.6 Invesco is in a unique position, being privy to market research and rumours and being privy also to information about its clients which may be public companies. Invesco employees must be aware and vigilant to ensure that they cannot be accused of being a party of any 'insider dealing' or market abuse situations.

2.7 In particular, the following investment activities must not be entered into without carefully ensuring that there are no implications of insider trading:

          2.7.1 Trading in shares for a client in any other client of Invesco which is quoted on a recognised stock exchange.

          2.7.2 Trading in shares for a client in a quoted company where
                Invesco:

                    i) obtains information in any official capacity which may be price sensitive and has not been made available to the general public.


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                    ii)  obtains any other information which can be
                         substantiated in connection with a quoted company which is also both price sensitive and has not been made available to the general public.

          2.7.3 Manipulation of the market through the release of information to regular market users which is false or misleading about a company.

          2.7.4 Release of information about a company that would have the effect of distorting the market in such a way to be considered market abuse.

2.8  Reporting Requirement

     Whenever an employee believes that he or she may have come into possession of material or non-public information about a public company, he or she personally must immediately notify the Compliance Department and should not discuss such information with anyone else including Invesco employees and should not engage in transactions for himself or others, including Invesco clients.

2.9 Upon receipt of such information the Compliance Department will include the company name on a 'Black list' or 'Restricted list' of which no transactions may be entered into. This list will be advised to the Equity dealing desk and no discussion will be entered into.

2.10 Confidentiality

     No information regarding the affairs of any client of Invesco may be passed to anyone outside Invesco unless specifically requested by law, regulation or court order. In any event, the Compliance and Legal Department must be consulted prior to furnishing such information.

2.11 Sanctions

     Any employee who knowingly trades or recommends trading while in possession of material, non-public information may be subject to civil and criminal penalties, as well as to immediate suspension and/or dismissal from Invesco.

3    PERSONAL INVESTING ACTIVITIES, PRE-CLEARANCE AND PRE-NOTIFICATION
     REQUIREMENTS

3.1  Transactions covered by this Code

     All transactions by employees in investments made for Covered Accounts are subject to the pre-clearance procedures, trading restrictions, pre-notification and reporting requirements described below, unless otherwise indicated. For a listing of the employee and other accounts subject to these restrictions and requirements ("Covered Accounts"), see Appendix A.

3.2  Exempt Investments

     Transactions in the following investments ("Exempt Investments") are not subject to the trading restrictions or other requirements of this Code and need not be pre-cleared, pre-notified or reported:

          3.2.1 Registered UNAFFILIATED (e.g. Schroders) open ended Collective Investment Schemes [CIS] including; mutual funds, open-ended investment companies/ICVCs or unit trusts - but not closed-end funds, e.g. Investment Trusts; and

          3.2.2 Securities which are direct obligations of an OECD country (e.g. US Treasury Bills).

3.3  Pre-Clearance

          3.3.1 Prior to entering an order for a Securities Transaction in a Covered Account, the employee must complete a Trade Authorisation Form (available on the Compliance intranet site) and submit the completed form electronically to the UK Equity Dealers by e-mail.


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                The Trade Authorisation Form requires employees to provide certain information and to make certain representations in connection with the specific securities transaction(s).

          3.3.2 If satisfactory, then the Form will be authorised by Compliance and confirmation returned by e-mail to the individual, who will then be at liberty to deal through his or her broker within the designated timescales.

          3.3.3 No order for a Securities Transaction for which pre-clearance authorisation is sought may be placed prior to the receipt of authorisation from Compliance. The authorisation and date and time of the authorisation must be reflected on the Trade Authorisation Form. The original of the completed form will be kept as part of Invesco's books and records. Further, the employee is requested to send a copy of the transaction note to UK Compliance in order to be matched to the Trade Authorisation Form.

                Please be advised that it is the employee's responsibility to ensure that a transaction note is sent to the UK Compliance Department to be matched against the Permission to Deal Form. Any mismatches will be reported to the local Compliance Officer.

          3.3.4 If an employee receives permission to trade a security or instrument, the trade must be executed by the close of business on the next business day, unless the local Compliance Officer's authorisation to extend this period has been obtained. Permission may be granted to place "Stop loss" and limit orders but only in cases where express clearance for this type of transaction has been granted by Compliance.

          3.3.5 For any transaction to buy or sell Invesco Ltd ordinary shares pre clearance needs only to be sought from Compliance. The trade authorisation form which should be completed in the way detailed above and sent to *UK- Compliance Personal Share Dealing.

3.4  Pre-Notification

          3.4.1 Transactions to buy or sell Venture Capital Trust ordinary securities or to buy, sell, switch or transfer holdings in Invesco Ltd ordinary shares, Invesco funds or investment products or other affiliated schemes are subject to pre-notification directly to the Compliance Department regardless of whether the order is placed directly or through a broker/adviser. The employee must complete the relevant sections of the Trade Authorisation Form which can be found on the Compliance intranet site and send it by e-mail to the UK Equity Dealers as described in Section 3.3.1. Transactions are subject to the 60 day holding period requirements.

          3.4.2 It will be necessary to send copies of contract notes to the Compliance Department. This must be done within 7 days of the transaction.

3.5  Transactions that do not need to be pre-cleared but must be reported.

     The pre-clearance requirements (and the trading restrictions on personal investing described below) do not apply to the following transactions:

          3.5.1 Discretionary Accounts

                Transactions effected in any Covered Account over which the employee has no direct or indirect influence or control (a "Discretionary Account"). An employee shall be deemed to have "no direct or indirect influence or control" over an account only if all of the following conditions are met:

                    i) investment discretion for such account has been delegated in writing to an independent fiduciary and such investment


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                         discretion is not shared with the employee, or
                         decisions for the account are made by a family member or significant other and not by, or in connection with, the employee;

                    ii) the employee (and, where applicable, the family member or significant other) certifies in writing that he or she has not and will not discuss any potential investment decisions with such independent fiduciary or household member; and

                    iii) the Compliance Department has determined that the
                         account satisfies the foregoing requirements.

          3.5.2 Governmental Issues

                Investments in the debt obligations of Federal agencies or of state and municipal governments or agencies, (e.g. Essex Council Electricity Bond).

          3.5.3 Non-Volitional Trades

                Transactions which are non-volitional on the part of the employee (such as the receipt of securities pursuant to a stock dividend or merger).

          3.5.4 Automatic Transactions

                Purchases of the stock of a company pursuant to an automatic dividend reinvestment plan or an employee stock purchase plan sponsored by such company.

          3.5.5 Rights Offerings

                Receipt or exercise of rights issued by a company on a pro rata basis to all holders of a class of security. Employees must, however, pre-clear transactions for the acquisition of such rights from a third party or the disposition of such rights.

          3.5.6 Interests in Securities comprising part of a broad-based, publicly traded market basket or index of stocks, e.g. S & P 500 Index, FTSE 100, DAX.

          3.5.7 Non-Executive Director's transactions

                Transactions in securities, except for Invesco Ltd shares and/or UK Investment Trusts managed by Invesco, by non-executive Directors.

          3.5.8 Note that all of the transactions described in paragraphs 3.5.1. to 3.5.7 while not subject to pre-clearance are nevertheless subject to all of the reporting requirements set forth below in paragraph 7.3.

4    TRADE RESTRICTIONS ON PERSONAL INVESTING

4.1 All transactions in Covered Accounts which are subject to the pre-clearance requirements specified in this Code are also subject to the following trading restrictions:

          4.1.1 Blackout Restrictions

                Transactions in Covered Accounts generally will not be permitted during a specific period before and after a client account trades in the same security or instrument.

          4.1.2 Blackout Periods

                An employee may not buy or sell, or permit any Covered Account to buy or sell, a security or any instrument:

                    i) within THREE business days before or after the day on which any client account trades in the same security or instrument or in a security convertible into or exchangeable for such security or instrument (including options) on transactions other than those covered under the paragraph below, or


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                    ii)  within TWO business days before or after the day on
                         which a pro rata "strip" trade, which includes such security, is made for the purpose of rebalancing client accounts.

          4.1.3 Exemptions from Blackout Periods

                Blackout periods will no longer apply to equity transactions in "main index" constituents, i.e. FTSE 100, Dow Jones, etc, subject to a cost and proceeds limit of 35.000 EUR per transaction. Normal blackout conditions will apply to transactions outside of these criteria. If in any doubt please consult your local Compliance Officer. On a case by case basis and at the discretion of the Compliance Officer in consultation with the Chief Investment Officer, this limit may be relaxed.

          4.1.4 Trades effected by Invesco for the account of an index fund it manages in the ordinary course of such fund's investment activity will not trigger the blackout period. However, the addition or removal of a security from an index, thereby triggering an index fund trade, would cause employee trades in such security to be blacked-out for the seven prior and subsequent calendar days, as described above.

          4.1.5 In the event there is a trade in a client account in the same security or instrument within a blackout period, the employee may be required to close out the position and to disgorge any profit to a charitable organisation chosen by the local Board of Directors; provided, however, that if an employee has obtained pre-clearance for a transaction and a subsequent client trade occurs within the blackout period, the Chief Executive Officer in consultation with the Compliance Officer, upon a demonstration of hardship or extraordinary circumstances, may determine to review the application of the disgorgement policy to such transaction and may select to impose alternative restrictions on the employee's position. The disgorgement of profits will only apply if the total profit exceeds 150 EUR within the blackout period.

          4.1.6 INVESCO LTD SHARES

                Pre-clearance is also required to buy or sell Invesco Ltd Shares. Permission will not be given during a' closed period' i.e., two months before the half year and year end results, one month before the first and third quarters results, are announced.

                A "closed period" is defined by the rules as the period of two months prior to the announcement of the year end results and the period of one month prior to the announcement of the interim and quarterly results. The closed period may be shorter depending on when the results are announced but cannot start until the end of the relevant reporting period.

                Full details of the Invesco Ltd stock transaction Pre-Clearance Guide and restrictions for all employees of Invesco Ltd can be found on the Compliance intranet site.

          4.1.7 INVESCO INVESTMENT TRUSTS

                Staff dealing in Invesco Investment Trusts will also be subject to closed periods as dictated by each of the Trusts.

          4.1.8 UK ICVCS, THE OFFSHORE GLOBAL PRODUCT RANGE (GPR)

                and other affiliated schemes are subject to the Short Term Trading restrictions (60 day rule - see 4.1.9). The preferential rate of sales commission allowed to staff will be withdrawn in circumstances where it is apparent that the employee has traded on a short term basis in those shares/units i.e. where previous transactions by that person have resulted in the short term holding of those investments. Shares/Units of UK ICVCs, the GPR and affiliated schemes will not be accepted for redemption if the funds themselves are closed for redemption due to the effects of subsequent market or currency movements.

          4.1.9 Short Term Trading Profits


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                 It is Invesco's policy to restrict the ability of employees to benefit from short-term trading in securities and instruments. Employees must disgorge profits made on the sale by an employee of any security or instrument held less than 60 days and will not be permitted to purchase any security or instrument that has been sold by such employee within the prior 60 days. Employees are required to disgorge profits made on the sale in a Covered Account within the 60 days period. Exceptions may be granted by the Compliance Department on a case by case basis. This policy applies to trading in all types of securities and instruments, except where in a particular case the local Chief Executive Officer in consultation with the Compliance Officer has made a specific finding of hardship and it can be demonstrated that no potential abuse or conflict is presented (for example, when an employee's request to sell a security purchased within 60 days prior to the request is prompted by a major corporate or market event, such as a tender offer, and the security was not held in client accounts). To clarify this also applies to non affiliated mutual funds.

          4.1.10 Initial Public Offerings

                 No employee may purchase or permit any Covered Account to purchase a security offered pursuant to an initial public offering, wherever such offering is made except in a Venture Capital Trust. However, in certain circumstances an employee may be permitted to buy an IPO for example where the public offering is made by a Government of where the employee is resident and different amounts of the offering are specified for different investor types e.g. private and institutional, the local Compliance Officer may allow such purchases after consultation with the local Chief Executive Officer or his designee.

          4.1.11 Privately-Issued Securities

                 Employees may not purchase or permit a Covered Account to purchase or acquire any privately-issued securities, other than in exceptional cases specifically approved by the local Chief Executive Officer (e.g., where such investment is part of a family-owned and operated business venture that would not be expected to involve an investment opportunity of interest to any Invesco client). Requests for exceptions should be made in the first instance to the local Compliance Officer.

          4.1.12 Private Investment Funds

                 Employees, however, may invest in interests in private investment funds (i.e., hedge funds) that are established to invest predominantly in public securities and instruments, subject to the pre-clearance procedures, trading restrictions and reporting requirements contained in this Code. Employees may also invest in residential co-operatives and private recreational clubs (such as sports clubs, country clubs, luncheon clubs and the like) for their personal use; such investments are not subject to the pre-clearance procedures, trading restrictions and reporting requirements unless the employee's investing is part of a business conducted by the employee. Such ownership should be reported to the Compliance Officer.

          4.1.13 Short Sales

                 An employee may not sell short a security unless this is specifically related to personal taxation issues. Requests for exceptions should be made to the local Compliance Officer.

          4.1.14 Financial Spread Betting

                 Employees may not enter into Financial Spread betting arrangements. The potential problematical issues to both the employee and Invesco that could arise if the market were to move in the wrong direction are considered unacceptable and therefore prohibited.

          4.1.15 Futures

                 Employees may not write, sell or buy exchange-traded futures, synthetic futures, swaps and similar non-exchange traded instruments.


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          4.1.16 Exceptions

                 The Chief Executive Officer or his designee in consultation with the Compliance Officer may in rare instances grant exceptions from these trading restrictions upon written request. Employees must demonstrate hardship or extraordinary circumstances. Any exceptions granted will be reported to the local Board of Directors at least annually. Additionally if a local Board or its designee wish to impose additional restrictions these should be communicated to the staff.

5    ECONOMIC OPPORTUNITIES, CONFIDENTIALITY AND OUTSIDE DIRECTORSHIPS

5.1  Monitoring the use of the name of Invesco

     To be able to fully monitor the appearance of the name of Invesco, any employee's activities on behalf of Invesco such as the participation in an industry body or an external consulting group need to be pre-cleared to the local Compliance Officer and the local CEO.

5.2  Avoiding conflicts of interests

     In order to reduce potential conflicts of interest arising from the participation of employees on the boards of directors of public, private, non-profit and other enterprises, all employees are subject to the following restrictions and guidelines:

          5.2.1 An employee may not serve as a director of a public company without the approval of the local Chief Executive Officer after consultation with the local Compliance Officer.

          5.2.2 An employee may serve on the board of directors or participate as an adviser or otherwise, or advisers of a private company only if:

                    (i) client assets have been invested in such company and having a seat on the board would be considered beneficial to our clients interest; and

                    (ii) service on such board has been approved in writing by the local Chief Executive Officer. The employee must resign from such board of directors as soon as the company contemplates going public, except where the local Chief Executive Officer in consultation with the Compliance Officer has determined that an employee may remain on a board. In any event, an employee shall not accept any compensation for serving as a director (or in a similar capacity) of such company; any compensation offered shall either be refused or, if unable to be refused, distributed pro rata to the relevant client accounts.

          5.2.3 An employee must receive prior written permission from the Chief Executive Officer or his designee before serving as a director, trustee or member of an advisory board of either:

                    (i)  any non-profit or charitable institution; or

                    (ii) a private family-owned and operated business.

          5.2.4 An employee may serve as an officer or director of a residential co-operative, but must receive prior written permission from the local Chief Executive Officer and the local Compliance Department before serving as a director if, in the course of such service, he or she gives advice with respect to the management of the co-operative's funds.


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          5.2.5 If an employee serving on the board of directors or advisers of any entity comes into possession of material, non-public information through such service, he or she must immediately notify the local Compliance Officer.

          5.2.6 An Invesco employee shall not take personal advantage of any economic opportunity properly belonging to an Invesco Client or to Invesco itself. Such opportunities could arise, for example, from confidential information belonging to a client or the offer of a directorship. Employees must not disclose information relating to a client's intentions, activities or portfolios except:

                    i) to fellow employees, or other agents of the client, who need to know it to discharge their duties; or

                    ii)  to the client itself.

          5.2.7 Employees may not cause or attempt to cause any Client to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the employee or Invesco.

          5.2.8 If an employee or immediate family member stands to materially benefit from an investment decision for an Advisory Client that the employee is recommending or participating in, the employee must disclose that interest to persons with authority to make investment decisions and to the local Compliance Officer. Based on the information given, a decision will be made on whether or not to restrict the employee's participation in causing a client to purchase or sell a Security in which the employee has an interest.

          5.2.9 An employee must disclose to those persons with authority to make investment decisions for a Client (or to the Compliance Officer if the employee in question is a person with authority to make investment decisions for the Client), any Beneficial Interest that the employee (or immediate family) has in that Security or an Equivalent Security, or in the issuer thereof, where the decision could create a material benefit to the employee (or immediate family) or the appearance of impropriety. The person to whom the employee reports the interest, in consultation with the Compliance Officer, must determine whether or not the employee will be restricted in making investment decisions.

6    CLIENT INVESTMENTS IN SECURITIES OWNED BY INVESCO EMPLOYEES

6.1  General principles

     In addition to the specific prohibitions on certain personal securities transactions as set forth herein, all employees are prohibited from:

          6.1.1 Employing any device, scheme or artifice to defraud any prospect or client;

          6.1.2 Making any untrue statement of a material fact or omitting to state to a client or a prospective client, a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

          6.1.3 Engaging in any act, practice or course of business which operates or would operate as a fraud or deceit upon any prospect or client;

          6.1.4 Engaging in any manipulative practice with respect to any prospect or client; or

          6.1.5 Revealing to any other person (except in the normal course of his or her duties on behalf of a client) any information regarding securities transactions by any client or the consideration of any client or Invesco of any securities transactions.


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7    REPORTS

7.1 IN ORDER TO IMPLEMENT THE GENERAL PRINCIPLES, RESTRICTIONS AND PROHIBITIONS CONTAINED IN THIS CODE, EACH EMPLOYEE IS REQUIRED TO FILE THE FOLLOWING PERIODIC REPORTS:

7.2 Initial Certification and Schedules. Within 10 business days of commencing employment at Invesco, each new employee shall submit to the Compliance
     Department:

          7.2.1 a signed Initial Certification of Compliance with the Invesco Code and

          7.2.2 schedules listing

                    (i)  all Covered Accounts and

                    (ii) directorships (or similar positions) of for-profit,
                         non-profit and other enterprises.

7.3  Confirmations and Monthly Statements

     Each employee shall cause to be provided to the Compliance Department where an outside broker undertakes the transaction:

          7.3.1 Duplicate copies of confirmations of all transactions in each Covered Account or

          7.3.2 Not later than 10 days after the end of each month, monthly statements (if any are regularly prepared) for each Covered Account.

7.4  Annual Certification

     Each employee shall provide, or cause to be provided, to the Compliance Department, not later than 10 days after the end of each annual period, a signed annual Certification of Compliance with the Invesco Code containing:

          7.4.1 To the extent not included in the foregoing monthly statements, a schedule listing:

                    i) all Covered Accounts and any other transactions not included in the monthly statements; and

                    ii) directorships (or similar positions) of for-profit, non-profit and other enterprises.

                    iii) A copy of an annual statement of the custody account.

          7.4.2 A schedule listing directorships (or similar positions) of for-profit, non-profit and other enterprises;

          7.4.3 With respect to Discretionary Accounts, if any, certifications that such employee does not discuss any investment decisions with the person making investment decisions; and

          7.4.4 With respect to any non-public security owned by such employee, a statement indicating whether the issuer has changed its name or publicly issued securities during such calendar year.

7.5  Exempt Investments

     Confirmations and periodic reports need not be provided with respect to Exempt Investments, (see 3.2).

7.6  Disclaimer of Beneficial Ownership

     Any report required under this Code may contain a statement that such report is not to be construed as an admission by the person making the report that he or she has any direct and indirect beneficial ownership of the security to which the report relates.

7.7  Annual Review


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     The Director of European Compliance in consultation with the local
     Compliance Officers will review the Code as necessary, in light of legal and business developments and experience in implementing the Code, and will prepare a report to the relevant management committee that:

          7.7.1 summarizes existing procedures concerning personal investing and any changes in the procedures made during the past year,

          7.7.2 identifies any violations requiring significant remedial action during the past year, and

          7.7.3 identifies any recommended changes in existing restrictions or procedures based on the experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

8    TRAINING REQUIREMENTS

     In order to make sure that every employee is fully aware of the current rules and guidelines as well as changes in the local regulatory environment, he has to participate in compliance and anti money laundering training at least once a year. Several of these trainings will be provided in the local offices by the Compliance Officer and the AML Officer.

9    GIFTS AND ENTERTAINMENT

     In order to minimize any conflict, potential conflict or appearance of conflict of interest, employees are subject to the restrictions and guidelines with respect to gifts made to or received from, and entertainment with, a person that does business with or provides services to Invesco, that may do business or is being solicited to do business with Invesco or that is associated with an organisation that does or seeks to do business with Invesco (a "Business Associate"). The restrictions and guidelines can be found in the "Gifts and Entertainment Policy", which is available in the Compliance section of the Intranet.

10   MISCELLANEOUS

10.1 Interpretation

     The provisions of this Code will be interpreted by the local Compliance Officer, as applicable. Questions of interpretation should be directed in the first instance to the local Compliance Officer or his/her designee or, if necessary, with the Compliance Officer of another Invesco entity. The interpretation of the local Compliance Officer is final.

10.2 Sanctions

     If advised of a violation of this Code by an employee, the local Chief Executive Officer (or, in the case of the local Chief Executive Officer, the local Board of Directors) may impose such sanctions as are deemed appropriate. Any violations of this Code and sanctions therefore will be reported to the local Board of Directors at least annually.

10.3 Effective Date

     This revised Code shall become effective as of 1 MARCH, 2008.


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Specific Provisions for EMPLOYEES OF INVESCO REAL ESTATE GMBH and EMPLOYEES
ASSOCIATED WITH REAL ESTATE TRANSACTIONS undertaken by Invesco:

11   GUIDELINES FOR COMPLIANCE IN REAL ESTATE INVESTMENTS

11.1 The purpose of this section is to ensure all personal real estate transactions of employees are conducted

               -    to place the interests of Invesco's clients first,

               - to avoid any actual, potential or appearance of a conflict of interest,

               - to avoid any abuse of an employee's position of trust and responsibility and

               - to avoid the possibility that employees would take inappropriate advantage of their positions.

11.2 The requirements in these sections are an addition to rather than a substitute of all other requirements made in the Code of Ethics.

          RESTRICTIONS

          Any employee who:

               - knowingly invests in real estate or recommends investments in real estate while in possession of material, non-public information,

               - informs somebody (outside of Invesco or the client) about a real estate investment or about a client using information he has received through his employment with Invesco may be subject to civil and criminal penalties, as well as to immediate suspension and/or dismissal from Invesco.

          These restrictions also apply to investments undertaken by third parties on the employee's account or by the employee for another person.

          DEFINITION

          'Material information' is any information about a real estate investment which, if disclosed, is likely to affect the market price of a real estate investment. Examples of information which should be presumed to be "material" are matters such as income from property, pollution of the premises, earnings estimates of a real estate project development plans or changes of such estimates, or forthcoming transformation of land into building land prior to public planning.

          'Non-public information' is information that is not provided by publicly available sources. Information about a real estate investment is considered to be non-public if it is received under circumstances which indicate that such information may be attributable, directly or indirectly, to any party involved in the real estate project or its insiders, or that the recipient knows to have been furnished by someone in breach of a fiduciary duty. An example of non-public information related to real estate investments is the desire or need of a client to sell a real estate investment.

          In particular, the following activities must not be entered into without carefully ensuring that there are no implications of insider trading and no appearance of a conflict of interest:

          1. Personally investing in real estate for a client when another client or a business partner of Invesco is involved in setting up and selling the investment. I.e. as an intermediary or a financier.

          2. Entering into a private real estate transaction when any cost or fees brought forth by it are other than at arm's length.

          3. Taking personal advantage of any economic opportunity properly belonging to an Invesco Client or to Invesco itself.


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          4.   Investing in real estate for a client where Invesco has access to information which may be price sensitive.

          5. Manipulation of the market through the release of information to regular market users which is false or misleading about a company or a real estate investment.

          6. Release of any information (except in the normal course of his or her duties as an employee of Invesco) about a client's considerations of a real estate investment.

          7. Personally engaging in real estate investments and thereby using information received through the employment with Invesco.

          PERSONAL INVESTING ACTIVITIES, PRE-CLEARANCE AND PRE-NOTIFICATION

          Prior to engaging in any private real estate transaction the employee must fully disclose the transaction to the local compliance officer along with details of any non-public information held by the employee. Further detail may be requested by Compliance including an independent valuation or confirmation of purchase price.

          It will only be permitted if it is not contrary to the interests of Invesco or the clients of Invesco. In the event that such an engagement was entered into before the employee has joined Invesco and it is a commercial investment (not inhabited by the employee or family members), it must be disclosed upon employment.

          Disclosure of the transaction is also required if the employee acts as an authorised agent or if the transaction is undertaken by a third party for the account of the employee.

          Compliance will without delay inform the employee about the decision. If the permission for a particular investment is given, a time limit of one year applies to the actual engagement in this specific investment.

          EXEMPTIONS

          If investment discretion for an investment has been delegated in writing to an independent fiduciary and such investment discretion is not shared with the employee, or decisions for the account are made by a family member or significant other and not by, or in connection with, the employee.


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                                                                      APPENDIX A
                                                                     PAGE 1 OF 2

                      PROCEDURES TO DEAL FOR INVESCO EUROPE

1    The procedures to deal are as follows:

     A: Obtain the Pre-Clearance Trade Authorisation Form from the "forms" section of the Compliance Intranet site.

     B:   Complete Trade Authorisation Form noting:

          i)    permission sought to either buy or sell;

          ii)   the amount in shares or currency;

          iii)  is the transaction an Invesco ICVC/ISA/PEP or affiliated scheme
                - yes or no - if yes, then you will have to submit your pre-clearance form to *UK- Compliance Personal Share Dealing e-mail group - if no, then pre-clearance is not required;

          iv)   type of security;

          v)    name of company or other;

          vi)   date of request to deal;

          vii)  name of beneficial owner; and

          viii) address of beneficial owner.

          Then complete each of the questions in connection with the transaction you require completed - "yes" or "no" answers will be required.

     C: For Venture Capital Trust ordinary securities or for Invesco ICVC/PEP/ISA/Mutual Fund Trades, you should now only complete section Two. Once you have answered both questions, the pre-clearance form must be submitted to the e-mail *UK- COMPLIANCE PERSONAL SHARE DEALING
          - Compliance will review the prospective transaction and revert to you by e-mail. Once you have received this confirmation e-mail you are free to deal. However, the trade must be completed by the end of the next business day from the date of confirmation.

          If you wish to sell/buy INVESCO shares you should complete Section two as noted above.

     D: For Equity, Bond or Warrant deals, obtain pre-clearance to deal from the UK Investment Dealers by submitting the completed pre-clearance form by e-mail to - *UK- INVEST. DEALERS.

     E: Once the UK Investment Dealers have authorised the pre-clearance form, they will send the form on by e-mail to the Compliance Department for additional authorisation. UK Investment Dealers will send the form by e-mail to *UK- COMPLIANCE PERSONAL SHARE DEALING.

          Once Compliance have completed their checks, they will authorise the pre-clearance form and send back to the originator. The originator then has until close of business the day after pre-clearance is granted to deal. IF DEALING IS NOT COMPLETED IN THIS TIME FRAME, THEN ADDITIONAL PRE-CLEARANCE MUST BE SOUGHT VIA THE SAME PROCESS.


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                                                                      APPENDIX A
                                                                     PAGE 2 OF 2

     F: Once authority has been granted from the UK Investment Dealers and Compliance, the originator must also send a copy of the completed form to Elaine Coleman in Henley Compliance, who will enter the authority in the Personal Share Dealing Register.

     G:   A copy of the contract note must also be sent to Compliance.

     NB PERMISSION TO DEAL WILL NOT BE GRANTED RETROSPECTIVELY. DEALS UNDERTAKEN WITHOUT PERMISSION WILL BE BROUGHT TO THE COMPLIANCE OFFICER'S ATTENTION, BY A REVIEW OF THE PERSONAL SHARE DEALING REGISTER, FOR DISCUSSION WITH THE PERSON CONCERNED.

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